Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com

F5 Networks Announces Resignation of Mark Anderson

Dave Feringa Appointed Executive Vice President of Worldwide Sales

SEATTLE, WA—May 30, 2012—F5 Networks, Inc . (NASDAQ: FFIV) today announced the resignation of Mark Anderson, the company’s Executive Vice President of Worldwide Sales. Mr. Anderson joined the company in October 2004 as Vice President, America Sales. The company also announced that Dave Feringa, currently Senior Vice President, Americas Sales, has been appointed to take over for Mr. Anderson as the company’s Executive Vice President of Worldwide Sales.

“Mark was a key contributor to our growth and success here at F5. We are very appreciative of Mark’s efforts on behalf of F5 and wish him well in his future endeavors,” said John McAdam, president and chief executive officer at F5. “We are also very pleased that Dave Feringa has accepted this position. Dave is an outstanding sales executive and has done a terrific job managing our largest sales territory which accounts for nearly 60% of our worldwide revenue. Dave is very well respected and has strong support throughout the company.”

Dave Feringa joined F5 in December 2004. He was appointed Regional Vice President of North America for F5 in October 2007 and was promoted to Senior Vice President, Americas Sales in January 2012. Prior to joining F5, Feringa had nearly 20 years of experience as a senior sales and business development executive at technology companies, including serving as a regional sales manager and sales director at Cisco Systems, Inc. and as a vice president at Lucent Technologies. Feringa holds a B.A. from Wake Forest University.

About F5 Networks

F5 Networks, Inc., the global leader in Application Delivery Networking (ADN), helps the world’s largest enterprises and service providers realize the full value of virtualization, cloud computing, and on-demand IT. F5® solutions help integrate disparate technologies to provide greater control of the infrastructure, improve application delivery and data management, and give users seamless, secure, and accelerated access to applications from their corporate desktops and smart devices. An open architectural framework enables F5 customers to apply business policies at “strategic points of control” across the IT infrastructure and into the public cloud. F5 products give customers the agility they need to align IT with changing business conditions, deploy scalable solutions on demand, and manage mobile access to data and services. Enterprises, service and cloud providers, and leading online companies worldwide rely on F5 to optimize their IT investments and drive business forward. For more information, go to www.f5.com.

You can also follow @f5networks on Twitter or visit us on Facebook for more information about F5, its partners, and technology. For a complete listing of F5 community sites, please visit www.f5.com/news-press-events/web-media/community.html.

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